Exhibit 99.1

Intel Announces David Pottruck to Retire from Board of Directors

SANTA CLARA, Calif., February 16, 2018 – Intel Corporation today announced that David S. Pottruck informed the company that he will not stand for re-election to Intel’s Board of Directors at Intel’s 2018 Annual Stockholders’ Meeting. Pottruck, a member of the Board since 1998, will continue to serve as a director until the expiration of his current term at the 2018 Annual Stockholders’ Meeting.

In making his decision, Pottruck stated, “It has been an honor to serve on the Intel board for 20 years and I believe with our new members in place it’s time to continue to refresh our board with new ideas and perspectives. I believe firmly Intel’s greatest opportunities are yet ahead.”

“We are grateful for Dave’s many years of service to the board and wish him continued success in his future endeavors,” said Intel Chairman, Andy Bryant. “Intel continues to transform itself for growth in new, data-driven market segments, and we intend to continue adding new and diverse perspectives to our board in support of Intel’s transformation.”

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